Exhibit 3.25.2

AGREEMENT

OF

LIMITED PARTNERSHIP

OF

ET SUB-RITTENHOUSE LIMITED PARTNERSHIP, L.L.P.

Dated: January 30, 1998

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		Page
13.4.	Pronouns	11
13.5.	Headings	11
13.6.	Governing Law	11
13.7.	Execution in Counterparts	11

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AGREEMENT OF LIMITED PARTNERSHIP

OF

ET SUB-RITTENHOUSE LIMITED PARTNERSHIP, L.L.P.

RECITALS

THIS AGREEMENT OF LIMITED PARTNERSHIP (as it may be amended or supplemented from time to time, the “Agreement”) is entered into as of January 30, 1998 by and among ET GENPAR, L.L.C., a Delaware limited liability company as the general partner (the “General Partner”), and ElderTrust Operating Limited Partnership, a Delaware limited partnership as the limited partner (the “Limited Partner”), and any other persons or entities who shall in the future execute and deliver this Agreement as additional partners pursuant to the provisions hereof (the General Partner, the Limited Partner and any such additional partners are referred to herein collectively as the “Partners”).

WHEREAS, the General Partner and the Limited Partner have formed a partnership pursuant to the provisions of the Virginia Revised Uniform Limited Partnership Act (Va. Code Ann. § 50-73.1 et seq.) as amended from time to time, and any successor thereto (the “Virginia RULPA”) under the name ET Sub-Rittenhouse Limited Partnership, L.L.P. (the “Partnership”);

WHEREAS, (i) pursuant to the Virginia RULPA, the General Partner has filed a Certificate of Limited Partnership relating to the Partnership and (ii) pursuant to the Virginia RULPA and the Virginia Uniform Partnership Act (1996) (Va. Code Ann. § 50-73.79 et seq.), as amended from time to time, and any successor thereto (the “Virginia UPA”), the General Partner has filed a Statement of Registration as a limited liability partnership relating to the Partnership; and

WHEREAS, the General Partner and the Limited Partner desire to continue the business of the Partnership pursuant to this Agreement.

NOW, THEREFORE, in consideration for the foregoing, and of the covenants and agreements hereinafter set forth, it is hereby agreed as follows:

1.	CERTAIN DEFINITIONS

Unless the context otherwise specifies or requires, the terms defined in this Section 1 shall, for the purposes of this Agreement, have the meanings herein specified. Unless otherwise specified, all references herein to Sections or Schedules are to Sections of, or Schedules attached to, this Agreement.

Adjusted Basis: The basis for determining gain or loss for federal income tax purposes from the sale or other disposition of property, as defined in Section 1011 of the Code.

Affiliate: With respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any Person of which such Person owns or controls ten percent (10%) or more of the voting interests or (iv) any officer, director, general partner or trustee of such Person or of any Person referred to in clauses (i), (ii) or (iii) above. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Agreed Value: (i) In the case of any property contributed to the Partnership by a Partner, the 704(c) Value of such property as of the time of its contribution to the Partnership, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (ii) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution .or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the Regulations thereunder. The aggregate Agreed Value of all property contributed to the Partnership by a Partner shall be set forth next to such Partner’s name on Schedule A.

Agreement: As defined in the Recitals.

Capital Account: The capital account established and maintained for each Partner pursuant to Section 5.3.

Capital Contribution: Any property (including cash) contributed to the Partnership by or on behalf of a Partner.

Carrying Value: (i) With respect to any asset contributed or deemed to be contributed to the Partnership or revalued on the Partnership’s books, the fair market value of such asset at the time of contribution or revaluation (as determined by the General Partner) reduced, but not below zero, by all deductions for depreciation, amortization, cost recovery and expense in lieu of depreciation debited to the Capital Accounts of the Partners pursuant to with respect to such asset since the time of contribution or last revaluation up to the time the Carrying Value is to be determined; and (ii) with respect to any other asset of the Partnership, the Adjusted Basis of such asset as of the time the Carrying Value is to be determined.

Certificate: The Certificate of Limited Partnership, and any and all amendments thereto or restatements thereof, filed on behalf of the Partnership with the Recording Office as required under the Virginia RULPA.

Code: The Internal Revenue Code of 1986, as in effect and hereafter amended, and, unless the context otherwise requires, applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

Fiscal Year: The fiscal year of the Partnership for financial accounting purposes, and for federal, state and local income tax purposes, which shall be the calendar year unless changed by the General Partner in accordance with Section 8.5.

General Partner: As defined in the Recitals or any other Person admitted to the Partnership as a general partner.

Limited Partner: As defined in the Recitals or any other Person admitted to the Partnership as a limited partner.

Partner: As defined in the Recitals.

Partnership: As defined in the Recitals.

Partnership Assets: All assets and property, whether tangible or intangible and whether real, personal or mixed, at any time owned by or held for the benefit of the Partnership.

Partnership Interest: As to any Partner, all of the interest of that Partner in the Partnership, including, without limitation, such Partner’s (i) right to a distributive share of the income, gain, losses and deductions of the Partnership in accordance herewith and (ii) right to a distributive share of Partnership Assets.

Person: Any individual, corporation, association, partnership, limited partnership, limited liability company, joint venture, trust, estate or other legal or commercial entity or organization.

Recording Office: The office of the State Corporation Commission of the Commonwealth of Virginia.

Regulations: The regulations issued by the United States Department of the Treasury under the Code, as now in effect and as they may be amended from time to time, and any successor regulations.

704(c) Value: With respect to any property contributed to the Partnership by a Partner, the fair market value of such property at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the General Partner shall, in its sole and absolute discretion, use such method as it deems reasonable and appropriate to allocate the aggregate of the 704(c) Values of properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to its fair market value.

Statement of Registration: The Statement of Registration as a registered limited liability partnership, and any and all amendments thereto and restatements thereof, filed on behalf of the Partnership with the Recording Office as required under the Virginia UPA.

Termination Date: December 31, 2096.

Virginia RULPA: As defined in the Recitals.

Virginia UPA: As defined in the Recitals.

2.	FORMATION; NAME; PLACE OF BUSINESS

2.1.	Formation of Partnership; Filing of Certificate and Statement of Registration

The General Partner and the Limited Partner hereby execute this Agreement for the purpose of forming the Partnership and establishing the rights, duties and relationship of the Partners. The General Partner has previously filed the Certificate and the Statement of Registration with the Recording Office. If the laws of any jurisdiction in which the Partnership transacts business so require, the General Partner also shall file, with the appropriate office in that jurisdiction, a copy of the Certificate or the Statement of Registration as filed with the Recording Office or any other documents necessary for the Partnership to qualify to transact business and to establish and maintain the Partners’ limited liability under the Virginia RULPA and the Virginia UPA. The Partners further agree and obligate themselves to execute, acknowledge and cause to be filed for record, in the place or places and manner prescribed by law, any amendments to the Certificate or the Statement of Registration as may be required, either by the Virginia RULPA or the Virginia UPA, by the laws of a jurisdiction in which the Partnership transacts business or by this Agreement, to reflect changes in the information contained therein or otherwise to comply with the requirements of law for the continuation, preservation and operation of the Partnership as a registered limited liability partnership under the Virginia RULPA and the Virginia UPA.

2.2.	Name of Partnership

The name under which the Partnership shall conduct its business is “ET Sub-Rittenhouse Limited Partnership, L.L.P.” The business of the Partnership may be conducted under any other name permitted by the Virginia RULPA and the Virginia UPA that is deemed necessary or desirable by the General Partner, in its sole and absolute discretion, except that such other name may not include the name of any Limited Partner unless such is also the name of the General Partner. The General Partner promptly shall execute, file and record any assumed or fictitious name certificates required by the laws of the Commonwealth of Virginia or any jurisdiction in which the Partnership conducts business and shall take such other actions as the General Partner determines are required by the laws of the Commonwealth of Virginia, or any other jurisdiction in which the Partnership conducts business to use the name or names under which the Partnership conducts business.

2.3.	Place of Business

The principal place of business of the Partnership shall be located at 415 McFarlan Road, Suite 202, Kennett Square, Pennsylvania 19348. The General Partner may hereafter change the principal place of business of the Partnership to such other place or places within the United States as the General Partner may from time to time determine, in its sole and absolute discretion, provided that the General Partner shall give written notice thereof to the Limited Partners within 30 days after the effective date of any such change and, if necessary, shall amend the Certificate and the Statement of Registration in accordance with the applicable requirements of the Virginia RULPA and the Virginia UPA. The General Partner may, in its sole and absolute discretion, establish and maintain such other offices and additional places of business of the Partnership, either within or without the Commonwealth of Virginia, as it deems appropriate.

2.4.	Registered Office and Registered Agent

The street address of the registered office of the Partnership shall be 5511 Staples Mill Road, Richmond, Virginia 23228, and the Partnership’s registered agent at such address shall be Mr. Edward R. Parker, Esq.

3.	PURPOSES AND POWERS OF PARTNERSHIP

The Partnership may carry on any lawful business purpose or activity for which a limited partnership may be organized under the Virginia RULPA. The Partnership shall have all power necessary or convenient to the conduct, promotion or attainment of its business, purposes and activities.

4.	TERM OF PARTNERSHIP

The Partnership shall commence on the date upon which the Certificate is duly filed with the Recording Office and shall continue until the Termination Date, unless dissolved and liquidated before the Termination Date in accordance with the provisions of Section 12.

5.	CAPITAL

5.1.	Capital Contribution of the General Partner

As of the date of this Agreement, the General Partner has made a Capital Contribution to the Partnership with an Agreed Value as set forth on Schedule A. Except to the extent required under the Virginia RULPA, the General Partner shall not be required to make any additional Capital Contributions to the Partnership.

5.2.	Capital Contributions of Limited Partners

As of the date of this Agreement, the Limited Partner has made a Capital Contribution to the Partnership with an Agreed Value as set forth opposite its name on Schedule A. Upon its admission to the Partnership, each additional Limited Partner shall make a Capital Contribution to the Partnership with an Agreed Value as determined by the General Partner and agreed to by such Limited Partner. The Limited Partners shall not be required to make any Capital Contributions to the Partnership other than as set forth in this Section 5.2 or to the extent required under the Virginia RULPA.

5.3.	Capital Accounts

A separate Capital Account shall be established and maintained for each Partner in all events in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv), as amended from time to time.

5.4.	No Interest on Capital Contributions or Amounts in Capital Account

No Partner shall be entitled to receive any interest on its Capital Contributions or its outstanding Capital Account balance.

5.5.	Liability of Limited Partners

Except as provided in the Virginia RULPA, no Limited Partner shall be liable personally for the obligations of the Partnership.

5.6.	Return of Capital

Except upon the dissolution of the Partnership or as may be specifically provided in this Agreement, no Partner shall have the right to demand or to receive the return of all or any part of its Capital Account or its contributions to the capital of the Partnership.

6.	ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS OF CASH FLOW AND CERTAIN PROCEEDS

6.1.	Allocations of Profits and Losses

The Partnership’s profits and losses shall be allocated among the Partners on the basis of the Agreed Value of the Capital Contributions made by each Partner to the Partnership as set forth on Schedule A.

6.2.	Distributions

The General Partner from time to time, in its sole discretion, shall determine the amount of cash and other property of the Partnership that is not reasonably necessary for the operation of the Partnership and is available for distribution to the Partners and shall cause the Partnership to distribute such cash or property to the Partners. Any such distributions of cash or other assets of the Partnership shall be allocated among the Partners on the basis of the Agreed Value of the Capital Contributions made by each Partner to the Partnership as set forth on Schedule A.

7.	MANAGEMENT

7.1.	Management and Control of Partnership Business

Responsibility for the management of the business and affairs of the Partnership shall be vested in the General Partner, which shall have all right, power and authority to manage, operate and control the business and affairs of the Partnership and to do or cause to be done any and all acts, at the expense of the Partnership, deemed by it to be necessary or convenient to the furtherance of the purpose of the Partnership described in this Agreement, and all powers, statutory or otherwise, possessed by a general partner of a limited partnership under the Virginia RULPA. Without limiting the generality of the foregoing, the General Partner, in its sole discretion, may retain such persons or entities (including the General Partner and any person or entity in which the General Partner shall have an interest or of which the General Partner is an

Affiliate) as it shall determine to provide services to or on behalf of the Partnership for such compensation as the General Partner deems appropriate; provided, however, that the General Partner shall discharge its duties to the Partnership and the Limited Partners under the Virginia RULPA and this Agreement and shall exercise any rights consistent with the obligation of good faith and fair dealing.

7.2.	Other Activities of Partners

Any Partner may have other business interests or may engage in other business ventures of any nature or description whatsoever, whether currently existing or hereafter created, and may compete, directly or indirectly, with the business of the Partnership. No Partner or Affiliate thereof shall incur any liability to the Partnership as a result of such Partner’s or Affiliate’s pursuit of such other business interest, ventures and competitive activity, and neither the Partnership nor the other Partners shall have any right to participate in such other business ventures or to receive or share in any income or profits derived therefrom.

7.3.	Liability of General Partner and Affiliates to Partnership and Limited Partners

Neither the General Partner nor any of its Affiliates shall be liable to the Partnership or to the Limited Partners for any losses sustained or liabilities incurred as a result of any act or omission of any of such Persons, unless such Person: (i) failed to account to the Partnership and hold as trustee for it any property, profit or benefit derived by such Person in the conduct and winding up of the Partnership business or derived from a use by such Person of Partnership property, including the appropriation of a Partnership opportunity; (ii) dealt with the Partnership in the conduct or winding up of the Partnership business as or on behalf of a party having an interest adverse to the Partnership; (iii) competed with the Partnership in the conduct of the Partnership business before the dissolution of the Partnership; or (iv) engaged in grossly negligent or reckless conduct, intentional misconduct or a knowing violation of law in the conduct and winding up of the Partnership business; provided, however, that neither the General Partner nor any of its Affiliates shall be deemed to have violated the duties or obligations of such Person under the Virginia RULPA or this Agreement merely because such Person’s conduct furthers such Person’s own interest.

7.4.	Limitation on Liability of General Partner and Affiliates; Indemnification

Except as provided in the Virginia RULPA and the Virginia UPA, neither the General Partner nor any of its Affiliates shall be, solely by reason of being the General Partner or an Affiliate of the General Partner, liable, directly or indirectly, including by way of indemnification, contribution, assessment or otherwise, for debts, obligations or liabilities of, or chargeable to, the Partnership, whether sounding in tort, contract or otherwise.

The Partnership shall indemnify and hold harmless the General Partner, its Affiliates and any officers, employees or agents of the Partnership (individually, in each case, an “Indemnitee”), to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether threatened, pending or completed and whether civil, criminal, administrative, arbitrative or investigative, including, without limitation, any appeal to any such claim, demand, action, suit or proceeding and any inquiry or investigation that could lead to such claim, demand, action, suit or proceeding, arising out of or incidental to the ordinary course of business of the Partnership or the preservation of its business or properties and in which any such Indemnitee may be, or may have been, involved, or threatened to be involved, as a party or otherwise, by reason of the fact that he, she or it (i) is or was the General Partner, an Affiliate of the General Partner or an officer, employee or agent of the Partnership or (ii) is or was serving at the request of the Partnership as a director, officer, member, general or limited partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, joint venture, partnership, limited partnership, sole proprietorship, trust, employee benefit plan or other enterprise, to the fullest extent permitted under the Virginia RULPA, regardless of whether the Indemnitee continues to be the General Partner, an Affiliate of the General Partner or an officer, employee or agent of the Partnership, at the time any such liability or expense is paid or incurred; provided, however, that this provision shall not eliminate or limit the liability of an Indemnitee for any breach of the Indemnitee’s duties to the Partnership or its Limited Partners as set forth in Section 7.1 or Section 7.3 hereof. Any right of an Indemnitee under this Section 7.4 shall be a contract right and as such shall run to the benefit of such Indemnitee. Any repeal or amendment of this Section 7.4 shall be prospective only and shall not limit the rights of any such Indemnitee or the obligations of the Partnership with respect to any claim arising from or related to the status or the services of such Indemnitee in any of the foregoing capacities prior to any such repeal or amendment to this Section 7.4. Such right shall include the right to be paid by the Partnership expenses incurred in investigating or defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Virginia RULPA. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Partnership within sixty (60) days after a written claim has been received by the Partnership, the claimant may at any time thereafter bring suit against the Partnership to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the Virginia RULPA, but the burden of proving such defense shall be on the Partnership. Neither the failure of the Partnership to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the Indemnitee is permissible in the circumstances nor an actual determination by the Partnership that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any Indemnitee, such right shall inure to the benefit of his or her heirs, executors, administrators and personal representatives. The rights conferred above shall not be exclusive of any other right which any Indemnitee may have or hereafter acquire under any statute, resolution, agreement or otherwise. If authorized by the General Partner, the Partnership may purchase and maintain insurance on behalf of any Indemnitee to the full extent permitted by the Virginia RULPA.

7.5.	No Management by Limited Partners

No Limited Partner shall take part in the day-to-day management, operation or control of the business and affairs of the Partnership or have any right, power or authority to act for or on behalf of or to bind the Partnership or transact any business in the name of the Partnership. The Limited Partners shall have no rights other than those specifically provided herein or granted by law where consistent with a valid provision hereof. In the event any laws, rules or regulations applicable to the Partnership, or to its sale or issuance of interests in the Partnership, require a Limited Partner, or any group or class thereof, to have certain rights, options, privileges or consents not granted by the terms of this Agreement, then such Limited Partners shall have and enjoy such rights, options, privileges and consents as long as (but only as long as) the existence thereof does not result in a loss of the limitation on liability enjoyed by the Limited Partners under the Virginia RULPA or the applicable laws of any other jurisdiction.

8.	BANK ACCOUNTS; BOOKS AND RECORDS; STATEMENTS; TAXES; FISCAL YEAR

8.1.	Bank Accounts

All funds of the Partnership shall be deposited in its name in such checking and savings accounts, time deposits or certificates of deposit, or other accounts at such banks, as shall be designated by the General Partner from time to time, and the General Partner shall arrange for the appropriate conduct of such account or accounts.

8.2.	Books and Records

The General Partner shall keep, or cause to be kept, accurate, full and complete records of the Partnership as required by the Virginia RULPA.

8.3.	Tax Returns

The General Partner shall, at the expense of the Partnership, cause to be prepared and delivered to the Partners, in a timely fashion after the end of each Fiscal Year, copies of all federal and state income tax returns for the Partnership for such Fiscal Year, one copy of which shall be filed by the General Partner. The General Partner is designated as the “tax matters partner” (as defined in the Code) of the Partnership and is authorized and required to represent the Partnership (at the expense of the Partnership) in connection with all examinations of the affairs of the Partnership by any federal, state, or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of the Partnership for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner in connection with the conduct of such proceedings; provided, however, that in no event shall any Limited Partner be required to do or refrain from doing anything which would cause such Limited Partner to be deemed a general partner of the Partnership.

8.4.	Federal Income Tax Elections

Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any election pursuant to the Code (including, without limitation, the election under Section 754 of the Code). The General Partner shall have the right to seek to revoke any such election upon the General Partner’s determination in its sole and absolute discretion that such revocation is in the best interests of the Partner.

8.5.	Fiscal Year

The Fiscal Year of the Partnership for financial and Federal, state and local income tax purposes shall initially be the calendar year. The General Partner shall have authority to change the beginning and ending dates of the Fiscal Year if the General Partner, in its sole and absolute discretion, deems such change to be necessary or appropriate to the business of the Partnership, and the General Partner shall give written notice of any such change to the Limited Partners within thirty (30) days after the occurrence thereof.

9.	TRANSFER OF INTERESTS

A Partner from time to time may assign or transfer all or any part of its Partnership Interest, including granting security interests in such Partnership Interest.

10.	ADMISSION OF ADDITIONAL PARTNERS.

(a) The General Partner may admit additional persons to the Partnership as general or limited partners at such times and on such terms as the General Partner and the Limited Partners may agree (with the agreement of a majority in interest of the Limited Partners on such matters binding all Limited Partners).

(b) The Partnership shall continue as a limited partnership under the Virginia RULPA after the admission of any additional general or limited partners pursuant to this Section 10.

11.	WITHDRAWAL OF A PARTNER.

Upon the withdrawal of any Partner from the Partnership, the Partnership shall return to such Partner, without interest, the amount of such Partner’s Capital Contributions which has been received by the Partnership and has not been previously returned.

12.	DISSOLUTION

The Partnership shall dissolve and its affairs shall be wound up on the Termination Date or at such earlier time as (a) the Partners determine by unanimous written consent or (b) required by the Virginia RULPA.

13.	MISCELLANEOUS PROVISIONS

13.1.	Severability

The invalidity of any one or more provision hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement shall not affect the remaining portions of this Agreement or any such other agreement or instrument or any part thereof, all of which are inserted conditionally on their being held valid in law; and in the event that one or more of the provisions contained herein or therein should be invalid, or should operate to render this Agreement or any such other agreement or instrument invalid, this Agreement and such other agreements and instruments shall be construed as if such invalid provisions had not been inserted.

13.2.	Amendment Procedure

The Partners may at any time and from time to time amend this Agreement by executing a written amendment signed by authorized representatives of all Persons who are Partners at such time.

13.3.	Entire Agreement

This Agreement (including the Schedule hereto) contains the entire agreement among the Partners with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein and therein.

13.4.	Pronouns

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require.

13.5.	Headings

Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

13.6.	Governing Law

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (but not including the choice of law rules thereof).

13.7.	Execution in Counterparts

To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove set forth.

GENERAL PARTNER:

ET GENPAR, L.L.C.

By:	ElderTrust Operating Limited
Partnership, Sole Member

	By:	ElderTrust General Partner

		By:	/s/ D. Lee McCreary, Jr.
Name:
Title:

LIMITED PARTNER:

ELDERTRUST OPERATING LIMITED PARTNERSHIP

By:	ElderTrust, General Partner

	By:	/s/ D. Lee McCreary, Jr.
Name:
Title:

SCHEDULE A

To Agreement of Limited Partnership of ET Sub-Rittenhouse Limited Partnership, L.L.P.

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